U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Simone, Thomas B.
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(Last) (First) (Middle)

811 Wild Oak Drive
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(Street)

Santa Rosa, CA  95409
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Spectrum Organic Products, Inc.  -  SPOP
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

February, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing

   [ X ]  Form filed by One Reporting Person

   [   ]  Form filed by More than One reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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No par value common stock                                                                        160,000         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly


FORM 4 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Common Stock                                                 02-15-01 02-15-06 Common    160,000 $0.3125  160,000    D
Purchase Warrants                                                              Stock
(right to buy) (1)
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Non-Qualified Stock                                          (2)      05-02-11 Common    100,000 $0.25    100,000    D
Options (right to                                                              Stock
buy)
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Non-Qualified Stock          02-28-02  A        100,000      (3)      02-28-12 Common    100,000 $0.25    100,000    D
Options (right to                                                              Stock
buy)
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Explanation of Responses:

(1) These common stock purchase warrants were granted in connection with the purchase of 160,000 shares of restricted common stock at the closing market price for unrestricted common stock on that date.

(2) One-third vested immediately with ratable annual vesting of balance over two years beginning 05-02-01 through 05-02-03, subject to certain accelerations as defined in the Plan.

(3) One-third vested immediately with ratable annual vesting of balance over two years beginning 02-28-02 through 02-28-04, subject to certain accelerations as defined in the Plan.


           /s/  Thomas B. Simone                                03-05-02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.